First Chester County Corporation Reports A Quarterly Dividend Payment

(November 15, 2005 - West Chester,  PA) - First Chester County Corporation (OTC:
FCEC), parent company of First National Bank of Chester County, declared a regular quarterly cash dividend of $0.1350 per share. This dividend is payable January 2, 2006 to shareholders of record as of December 1, 2005. This payout represents a 4.2% increase when compared to the dividend declared during the same period last year.

First Chester County Corporation also announced that the Board of Directors approved a $10.0 million stock repurchase program. The repurchase program authorizes the repurchase of up to an aggregate amount of $10.0 million of the Corporation's outstanding common stock over the course of the next two years. Such purchases will be made through open market and private transactions. Shares repurchased will be held as treasury stock and may be reissued through restricted stock grants, employee 401(k) purchases, or for other corporate purposes. Repurchases will be made in compliance with the Securities and Exchange Commission's Rule 10b-18, and are subject to market conditions as well as applicable legal and other considerations.

First Chester County Corporation is the holding company for First National Bank of Chester County a nationally chartered, full-service commercial bank. First National is the largest independent national bank headquartered in Chester County. First Chester County Corporation has 5,145,809 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Corporation's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.